UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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VAXART, INC.

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Vaxart Files Definitive Proxy Statement and Mails Letter to Shareholders

Emphasizes Importance of Experienced Biotech Leadership as Vaxart Advances Clinical and Strategic Priorities with Multiple Value-Creating Milestones Ahead

Highlights Significant Risk of Replacing Vaxart’s Highly Qualified Directors with Candidates Who Have No Relevant Expertise

Urges Shareholders to Vote “FOR” ALL Six of Vaxart’s Director Nominees on the WHITE Proxy Card TODAY

Visit Vote.Vaxart.com for Additional Information and Voting Resources

SOUTH SAN FRANCISCO, Calif., June 1, 2026 -- Vaxart, Inc. (OTCQX: VXRT) (“Vaxart” or the “Company”), a clinical-stage biotechnology company developing a range of oral recombinant vaccines based on its proprietary delivery platform, today announced that it has filed its definitive proxy materials with the Securities and Exchange Commission in connection with its upcoming Annual Meeting of Stockholders scheduled to be held on July 16, 2026.

In conjunction with the definitive proxy filing, Vaxart mailed a letter to shareholders emphasizing the importance of experienced biotech leadership to continue the Company’s progress as it approaches multiple value-creating milestones and highlighting the risk of replacing Vaxart’s highly qualified directors with candidates who have no relevant expertise. The full text of the letter is as follows:

Dear Fellow Vaxart Shareholders:

With our Annual Meeting coming up on July 16th, we are writing to ask you to vote “FOR” ALL 6 of the Company’s highly qualified director nominees – Dr. James B. Breitmeyer, Kevin P. Finney, Dr. Elaine J. Heron, Steve Lo, W. Mark Watson and Dr. David Wheadon – on the WHITE proxy card.

Your vote is especially important this year. We are approaching multiple operational and clinical milestones – and achieving our goals requires the right group of leaders with relevant skills and expertise at the helm. As Vaxart enters this pivotal period, our Board and management team have the experience and expertise to lead the company forward.

In contrast, a small group of shareholders with no relevant experience or expertise is seeking to add themselves to the Board and replace our highly qualified directors who are integral to Vaxart’s success. Now is not the time to disrupt the Company’s trajectory by replacing Vaxart directors with individuals who have never led a clinical-stage biotech company or served on the Board of a publicly traded company. We strongly believe any drastic changes like this would put the potential upside value of your investment at risk.

We urge you to vote the WHITE proxy card today “FOR” Vaxart’s highly qualified directors and WITHHOLD on the shareholder nominees.

VAXART IS EXECUTING KEY PRIORITIES AND HAS THE RIGHT BOARD TO ENSURE WE ARE
POSITIONED TO DELIVER VALUE FOR YOUR SHARES

At this critical moment for the Company, continuity, execution, and disciplined oversight matter. We are managing several key priorities that we believe have the potential to yield tremendous value, including:

1. Successfully executing the BARDA-funded Phase 2b COVID-19 trial

2. Advancing the norovirus vaccine program

3. Maintaining financial discipline, cash runway management, and prudent capital allocation

4. Validating platform and partnership opportunities

5. Advancing the broader pipeline and platform

Vaxart’s Board has been intentionally curated with directors who have specialized qualifications to oversee these specific workstreams. Collectively, Vaxart’s directors have:

●	Developed and commercialized multiple approved therapies and vaccines

●	Successfully guided public biotechnology companies

●	Overseen major acquisitions

●	Worked directly with global regulatory agencies and pharmaceutical partners

●	Built, over many decades, industry relationships critical to advancing biotechnology pipeline candidates

Just in the last 18 months, we have appointed two new directors to ensure we have the right people in the boardroom to oversee the Company’s execution on its strategic plan, and our average director tenure is now only 2.3 years:

●	Dr. James Breitmeyer is a highly qualified pharmaceutical executive who has led successful development programs, company acquisitions and eight FDA approvals

●	Kevin Finney is an experienced biotech executive and director who has held numerous leadership roles in the healthcare industry across early stages of development through commercialization and has led business development efforts at multiple companies

●	Our prior chair of the Board retired following the 2025 Annual Meeting of Stockholders

●	We continue to engage with our shareholders and have heard shareholder feedback – that is why we made the changes to the Board that we did

CEO AND DIRECTOR STEVE LO IS A FIERCE VAXART ADVOCATE AND HIS INTERESTS ARE
DIRECTLY ALIGNED WITH SHAREHOLDERS

Steve Lo joined Vaxart as CEO and director in March 2024, at a challenging time for the Company. The previous CEO had resigned earlier in the year, and Vaxart was looking to reposition itself amidst a challenging macro environment in which several biotech companies were forced to scale back or cease operations entirely.

Together with the Board and management team, Mr. Lo has continued to pull every lever to advance our programs as quickly as possible and preserve our ability to operate.

✓	In June 2024, with Mr. Lo as CEO, Vaxart secured a BARDA-funded Project NextGen Award valued at up to $453 million to conduct a Phase 2b study evaluating its COVID-19 oral pill vaccine candidate. After BARDA issued a stop-work order in August 2025 for many of the vaccine programs it was supporting, Mr. Lo traveled multiple times to Washington, D.C. and successfully reestablished Vaxart’s BARDA funding. It would not be an overstatement to say that he saved the Company.

✓	Mr. Lo led the negotiation of our strategic partnership with Dynavax (now Sanofi), which extended Vaxart's cash runway into the second quarter of 2027 and provides for additional potential milestone payments as development of the Company’s COVID vaccine proceeds.

✓	Mr. Lo oversaw the relocation of our headquarters, as well as streamlined our footprint and workforce and reduced fixed overhead expenses, which will decrease operating expenses in the future.

✓	Mr. Lo helped negotiate a $25 million share purchase agreement, providing a flexible tool to bolster our balance sheet while minimizing dilution.

To reinforce his alignment with shareholders, more than 60% of Mr. Lo’s compensation is in the form of stock incentives with multi-year vesting requirements, and approximately 33% of Mr. Lo’s direct compensation can be realized only if the stock price increases in value. Further, Mr. Lo has never sold a single share.1

The Board believes that Mr. Lo’s leadership as CEO and his role on the Board are invaluable to the Company’s success at this pivotal time in its trajectory. Mr. Lo has the expertise, sense of urgency and relationships that are critical to success in our industry. His continued leadership, along with the rest of the Board, remains vital to Vaxart’s success.

[1]	Excludes automatic tax withholding transactions associated with vested stock awards.

NOW IS NOT THE TIME TO REPLACE EXPERIENCED DIRECTORS WITH DISSIDENT DIRECTOR
CANDIDATES WHO HAVE NO RELEVANT EXPERTISE

We believe that replacing any of our highly qualified directors with the nominees proposed by a small group of shareholders carries real risk.

●	Biotech execution requires stability and operational disruption can adversely affect timelines and outcomes.

●	Strategic and partnership momentum could be negatively impacted as counterparties value continuity and stability.

●	Financial and operational discipline matter more than ever, and the Board believes that the Company cannot afford to have directors who have never led a public company and lack in-depth experience and appreciation for the complex and unique strategy that Vaxart is executing.

We recognize that the shareholders’ three nominees are professionals in their respective fields. However, unlike Vaxart’s directors, these nominees have no experience overseeing a clinical-stage biotechnology company, advancing vaccine programs, managing regulatory processes or raising capital for a public company. All of these are skills that are integral to Vaxart’s success.

Do NOT risk your investment. Vote the WHITE proxy card today “FOR” Vaxart’s nominees and WITHHOLD on the dissident shareholder nominees. We also encourage you to discard any proxy materials you receive from the dissident shareholder group.

VOTE THE WHITE PROXY CARD “FOR” VAXART’S DIRECTORS TO REALIZE THE FUTURE VALUE
OF YOUR VAXART INVESTMENT

With key value-creating inflection points in sight, don’t let a group of unqualified Board nominees derail Vaxart at this critical time. The current Board and management team are best suited to execute the Company’s strategy and deliver value for your shares.

Protect your ability to realize the value of your Vaxart investment by voting “FOR” ALL 6 of the Company’s highly qualified director nominees on the WHITE proxy card today.

Thank you for your continued support.

Sincerely,

The Vaxart Board of Directors

Vote “FOR” ALL 6 of Vaxart’s highly qualified director nominees on the WHITE proxy card TODAY!

If you have questions or require assistance with voting your shares, please call Vaxart’s proxy solicitor:

Campaign Management, LLC

Toll-Free: +1 (855) 264-1527

Additional shareholder resources and voting information can be found at Vote.Vaxart.com.

About Vaxart

Vaxart is a clinical-stage biotechnology company developing a range of oral recombinant vaccines based on its proprietary delivery platform. Vaxart vaccines are designed to be administered using pills that can be stored and shipped without refrigeration and eliminate the risk of needle-stick injury. Vaxart believes that its proprietary pill vaccine delivery platform is suitable to deliver recombinant vaccines, positioning the Company to develop oral versions of currently marketed vaccines and to design recombinant vaccines for new indications. Vaxart’s development programs currently include pill vaccines designed to protect against coronavirus, norovirus, and influenza, as well as a therapeutic vaccine for human papillomavirus (HPV), Vaxart’s first immune-oncology indication. Vaxart has filed broad domestic and international patent applications covering its proprietary technology and creations for oral vaccination using adenovirus and TLR3 agonists.

Cautionary Language Concerning Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” provisions created by those sections, that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this communication regarding Vaxart’s strategy, prospects, plans and objectives, results from preclinical and clinical trials, commercialization agreements and licenses, and beliefs and expectations of management are forward-looking statements. These forward-looking statements may be accompanied by such words as “should,” “believe,” “could,” “potential,” “will,” “expected,” “anticipate,” “plan,” “target,” “seek,” “intend,” “may,” “predict,” “project,” “would,” and other words and terms of similar meaning. Examples of such statements include, but are not limited to, statements relating to Vaxart’s ability to develop and commercialize its product candidates, including its vaccine booster products; Vaxart’s expectations regarding clinical results and trial data, and the timing of receiving and reporting such clinical results and trial data; Vaxart’s expected timing for future clinical trials; and Vaxart’s expectations with respect to the effectiveness of its product candidates; expectations regarding collaborations, including the collaboration with Dynavax; expectations regarding the pursuit of strategic partnerships and external funding opportunities for Vaxart’s programs; expectations regarding government funding; and expectations regarding Vaxart’s capital resources and funded runway. Vaxart may not actually achieve the plans, carry out the intentions, or meet the expectations or projections disclosed in the forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions, expectations, and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Vaxart makes, including uncertainties inherent in research and development, including the ability to meet anticipated clinical endpoints, commencement and/or completion dates for clinical trials, regulatory submission dates, regulatory approval dates, and/or launch dates, as well as the possibility of unfavorable new clinical data and further analyses of existing clinical data; the risk that clinical trial data are subject to differing interpretations and assessments by regulatory authorities; whether regulatory authorities will be satisfied with the design of and results from the clinical studies; decisions by regulatory authorities impacting labeling, manufacturing processes, and safety that could affect the availability or commercial potential of any product candidate, including the possibility that Vaxart’s product candidates may not be approved by the FDA or non-U.S. regulatory authorities; that, even if approved by the FDA or non-U.S. regulatory authorities, Vaxart’s product candidates may not achieve broad market acceptance; that a Vaxart collaborator may not attain development and commercial milestones; that Vaxart or its partners may experience manufacturing issues and delays due to events within, or outside of, Vaxart’s or its partners’ control; difficulties in production, particularly in scaling up initial production, including difficulties with production costs and yields, quality control, including stability of the product candidate and quality assurance testing, shortages of qualified personnel or key raw materials, and compliance with strictly enforced federal, state, and foreign regulations; that Vaxart may not be able to obtain, maintain, and enforce necessary patent and other intellectual property protection; that Vaxart’s capital resources may be inadequate; Vaxart’s ability to resolve pending legal matters; Vaxart’s ability to obtain sufficient capital to fund its operations on terms acceptable to Vaxart, if at all; the impact of government healthcare proposals and policies; competitive factors; and other risks and uncertainties described in the “Risk Factors” sections of Vaxart’s most recent Annual Report on Form 10-K, including amendments thereto, and Quarterly Reports on Form 10-Q filed with the U.S. Securities and Exchange Commission. Vaxart undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by applicable law.

Important Additional Information and Where to Find It

Vaxart has filed a definitive proxy statement and form of white proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies for the 2026 Annual Meeting of Stockholders (the “Annual Meeting”). STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH, OR FURNISHED TO, THE SEC IN CONNECTION WITH THE ANNUAL MEETING CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING. Stockholders are able to obtain the Company’s proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies are also available at no charge at the Company’s website at https://investors.vaxart.com/financials-filings/sec-filings.

Investor Contact

Michael Fein

Campaign Management

(855) 264-1527

Media Contact

Aaron Palash / Adam Pollack

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449